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                                                        Exhibit 5.01
                        [LETTERHEAD OF TANNER PROPP, LLP]

                                                      August 8, 1996

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

Re: FRM Nexus, Inc.

Gentlemen and Ladies:

      We are counsel for Programming and Systems, Inc. and FRM Nexus, Inc. and write to furnish our opinion in connection with the 1,211,635 shares of common stock of Nexus, Inc. (the "Shares") to be issued to shareholders of Programming and Systems, Inc. pursuant to the authorizing documents submitted herewith. Accompanying this opinion are copies of three Orders of the United States District Court for the Southern District of New York (the "Court") dated February 2, 1994, June 12, 1995 and July 23, 1996 (the "Orders").

      The Shares that are being issued to shareholders of Programming and Systems, Inc. ("PSI") pursuant to the Orders in exchange for their claims are duly authorized shares of common stock of FRM Nexus, Inc. and they will, when issued, be fully paid and nonassessable shares of common stock in accordance with the provisions or the Delaware General Corporation Law.

                                          Very truly yours,

                                          Tanner Propp LLP


                                          /s/ Lester J. Tanner
                                          ----------------------------
                                          Lester J. Tanner